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[UTILX LETTERHEAD]



CONTACT:  Larry D. Pihl
          Vice President, Chief Financial Officer
          206/395-0200

          Rosanne Marks
          MWW/Savitt
          206/689-8505

FOR IMMEDIATE RELEASE

     UTILX CORPORATION TO FOCUS ON CORE SERVICE BUSINESSES

     COMPANY STRATEGY LEADS TO ELIMINATION OF MANUFACTURING OPERATIONS

KENT, WA -- APRIL 2, 1996 -- In a strategic restructuring designed to permit the company to focus on its core service businesses, UTILX Corp. today announced that its Board of Directors has approved a plan to eliminate in-house manufacturing and to outsource that operation. As a result, UTILX has also adopted a workforce reduction plan, eliminating 40 positions at its Kent headquarters over the next six months. The company anticipates that this restructuring will allow it to reduce operating expenses by approximately $1.5 million in the next fiscal year.

     "UTILX's future growth and success will focus on our core FlowMole-Registered Trademark- and CableCure-Registered Trademark- services for the utility industry," said Craig E. Davies, UTILX president and CEO. "We believe that we possess significant opportunities for expanding these services as utility industry deregulation increases the drive among utilities to reduce costs and extend the life of their critical infrastructure which, for example, makes our CableCure service more attractive. We also expect our FlowMole and CableCure business to benefit from the concentrated focus on these core areas of the company."

                                     -MORE-

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UTILX TO FOCUS ON CORE SERVICE BUSINESSES--PAGE 2


     Previously UTILX had designed and engineered its own equipment and assembled the equipment from components fabricated elsewhere. As a result of this restructuring, the company plans to outsource the assembly processes.

     "UTILX will continue to maintain the in-house technological excellence upon which our customers rely to successfully complete their most difficult cable replacements," Davies said. "For example, we will continue testing on our prototype of the next generation of drilling equipment -- the Series G drill -- that we now anticipate implementing in late 1996 or early 1997. We will also maintain our research and development of advanced electronic guidance technologies, that provide our crews with enhanced productivity and capabilities."

     As a result of the restructuring, UTILX will incur an expense of approximately $125,000 for severance costs and outplacement benefits in the fourth quarter of its fiscal year ended March 31, 1996. In the fiscal year ended March 31, 1995, the company generated $3,430,000 in revenues (6.9 percent of consolidated revenues) in equipment sales; in the nine months ended December 31, 1995, equipment sales generated $2,370,000 in revenues (6.6 percent of its consolidated revenues). The company is currently evaluating alternatives for making new equipment available to its international customers, and cannot predict the level of any future equipment sales. UTILX will continue to support international customers with spare parts and warranty services.

     UTILX Corporation provides critical services for the renovation of underground utilities in the U.S. and Canada through a network of regional sales and service centers. The company also conducts service operations in Europe through its wholly-owned subsidiary in the United Kingdom. The NASDAQ-listed company (UTLX) is based in Kent, Washington and employs more than 500 people worldwide.

     Forward looking statements about the company's future performance are subject to risks and uncertainties, such as sudden changes in utilities' demand for the company's services due to budgetary or other factors; such risks are detailed in the company's reports filed with the Securities and Exchange Commission (SEC).

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